EXHIBIT 99.1

CPI Corp.
news for immediate release                     FOR RELEASE October  18, 2011



FOR FURTHER INFORMATION CONTACT:

        NAME         Jane Nelson                    FROM        CPI Corp.
        ADDRESS      1706 Washington Avenue         CITY        St. Louis
        STATE, ZIP   Missouri, 63103                TELEPHONE   (314) 231-1575



              CPI CORP. RECEIVES NOTICE REGARDING NYSE LISTING CRITERIA

ST. LOUIS, October 18, 2011 - CPI Corp. (NYSE: CPY) announced that it received notice from the New York Stock Exchange ("NYSE") that, due to its average market capitalization falling below $50 million over a consecutive 30 trading day period, the Company is currently out of compliance with the NYSE's listing standards.

Pursuant to applicable procedures, the Company has 45 days from October 12, 2011, the NYSE notice date, to submit a plan to restore compliance within 18 months. The Company intends to submit its plan within the required time frame. During this period, the Company's shares will continue to be listed on the NYSE, subject to compliance with other NYSE continued listing standards.

CPI Corp. provides portrait photography services at approximately 3,000 locations in the United States, Canada, Mexico and Puerto Rico, principally in Walmart, Sears and Toys "R" Us stores, and offers on location wedding photography and videography services through an extensive network of contract photographers and videographers.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. The Company identifies forward-looking statements by using words such as "preliminary," "plan," "expect," "looking ahead," "anticipate," "estimate," "believe," "should," "intend" and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as the Company's outlook with respect to the integration of the acquisition of the operating assets and certain liabilities of the Bella Pictures business, portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments, capital expenditures and other similar statements, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to: the Company's dependence on Walmart, Sears and Toys "R" Us, the approval of the Company's business practices and operations by Walmart, Sears and Toys "R" Us, the termination, breach, limitation or increase of the Company's expenses by Walmart under the lease and license agreements and Sears and Toys "R" Us under the license agreements, the integration of the Bella Pictures operations into the Company and the continued development and operation of the Bella Pictures business, customer demand for the Company's products and services, the development and operation of the Kiddie Kandids business, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, restrictions on the Company's business imposed by agreements governing its debt, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to the pension plan, impact of foreign currency translation and other risks as may be described in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 5, 2011 and its Form 10-Q for the 24 weeks ended July 23, 2011. The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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